Exhibit 99.1

CONSENT OF CREDIT SUISSE SECURITIES (USA) LLC

Board of Directors

Pixar

1200 Park Avenue

Emeryville, California 94608

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated January 24, 2006, to the Board of Directors of Pixar (“Pixar”) as Annex C to the joint proxy statement/prospectus included in the Registration Statement of The Walt Disney Company (“Disney”) on Form S-4 (the “Registration Statement”) relating to the proposed merger involving Disney and Pixar, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY – Opinion of Pixar’s Financial Advisor”, “THE MERGER – Background of the Merger”, “THE MERGER – Recommendation of the Pixar Board of Directors and Its Reasons for the Merger” and “THE MERGER – Opinion of Pixar’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE SECURITIES (USA) LLC

Date:	February 15, 2006